                                                                    Exhibit 5.1

                                 [LETTERHEAD]



January 12, 1999


Park Place Entertainment Corporation
3930 Howard Hughes Parkway
Las Vegas, Nevada  89109

     RE:  4,392,424 Shares of Common Stock, par value $0.01 per share
          -----------------------------------------------------------

Ladies and Gentlemen:

     I am Executive Vice President - Law & Corporate Affairs and Secretary of Park Place Entertainment Corporation (the "Company"). I have examined the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,392,424 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company. The Company may issue up to (i) 4,120,924 Shares pursuant to the 1991 Grand Casinos, Inc. Stock Option and Compensation Plan, as amended, (ii) 120,000 Shares pursuant to the 1995 Grand Casinos, Inc. Director Stock Option Plan ((i) and (ii) collectively, the "Grand Plans"), and (iii) 151,500 Shares pursuant to the Grand Casinos, Inc. Non-Plan Director Option Agreements (the "Grand Option Agreements").

     I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Grand Plans and the Grand Option Agreements. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Grand Plans and the Grand Option Agreements and delivery and payment therefor of legal consideration at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     I consent to your filing this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ Clive S. Cummis
                                       ---------------------------------
                                       Clive S. Cummis
                                       Executive Vice President - Law &
                                       Corporate Affairs and Secretary